Exhibit 6.12.2

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this "Agreement") is made as of June 1, 2017, by and between VirtualArmour International Inc, a Colorado limited liability company ("Debtor"), and Christopher T. Blisard , an individual ("Blisard") (Blisard is referred to as a "Secured Party").

Recitals

A.   Debtor has agreed to borrow from Secured Party, and Secured Party have agreed to lend, up to the aggregate amount of Ninety Thousand Dollars ($90,000), subject to certain conditions (the "Loan");

B.   As of the date hereof, Debtor has executed and delivered to Kannegieter a secured promissory note in the principal amount of $90,000.00 (the "Blisard Note") (the Blisard Note  is referred  to as a "Note");

C.   Debtor has previously granted a first priority security interest to LSQ Funding Group, L.C. to secure its credit facility (the "LSQ Facility") and the security interest granted  herein shall be subordinate  to the LSQ Facility; and

D.  As a condition to the obligation of the Secured Party to loan such amounts to Debtor, Debtor is required to enter into this Security Agreement  and to grant to the Secured Party a subordinated  security interest in the Collateral  (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants  and agreements  hereinafter  set forth, the party hereto agree as follows:

Agreement

Section 1.      DEFINITIONS: INTERPRETATION.

1.1.   As used in this Agreement, the following terms shall  have  the  following  meanings:

"Collateral" has the meaning  set forth in Section 2.

"Event of Default " has the meaning set forth in Section 6.

"Lien" means any mortgage, deed of trust, pledge, security interest, assignment , deposit arrangement, charge or encumbrance, lien, or other type of preferential  arrangement.

"Obligations" means: (a) the indebtedness, liabilities and other obligations of Debtor to Secured Party under or in connection with this Agreement and the Note, as such Agreement and Note may be amended, supplemented  or modified, including,  without limitation, all  unpaid  principal  of  the  Note,  all  interest  accrued  thereon,  all  fees  and  all  other amounts payable by Debtor to Secured Party thereunder or in co1mection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and (b) in the event of any proceeding to enforce the collection of amounts due under the Note and this Agreement in which Secured Party are the prevailing party, all court costs, expert witness fees and reasonable  attorneys ' fees

"Person" means an individual, corporation, partnership, joint venture, trust, unincorporated organization , governmental agency or authority, or any other entity of whatever nature.

"Permitted Lien" means (i) the Lien created in connection with the LSQ Facility, (ii) any Lien in favor of Secured Party , (iii) Liens for taxes, fees, assessments, or other governmental charges which are not delinquent or remain payable without penalty; (iv) carriers' , warehousemen's mechanics' , landlords', materialmen's, repairmen's, or  other similar  Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good  faith and  by appropriate  proceedings  which  have the effect of preventing the forfeiture or sale of the property subject to such Liens; (v) Liens consisting of pledges or deposits required in the ordinary course of business in co1mection with workers' compensation, unemployment insurance or other social security legislation; (vi) Liens incurred in the ordinary course of business securing (A) the non-delinquent performance of bids, trade contracts (other than for bo1rnwed money) , leases , or statutory obligations, (B) contingent obligations on surety and appeal bonds, and (C) other non-delinquent obligations of  a  similar nature; (vii) Liens consisting of judgment  or judicial  attachment  liens , provided  that such Liens do not arise out of circumstances which would constitute an Event of Default hereunder; (viii) easements, rights-of-way , restrictions, and other similar encumbrances incurred  in the ordinary course of business  which, if monetary,  are not in the aggregate substantial  in amount, and  which, in any event, (A) do not materially detract from the value of the property subject to such Lien as used in the ordinary course of Debtor's business, or (B) interfere with the ordinary conduct of Debtor's business; and (ix) Liens arising solely by virtue of any statutory  or  common  law provision relating to bankers' liens, rights of set-off, or similar rights or remedies as to deposit accounts or other funds maintained  with a creditor depository  institution.

"Secured Agent" has the meaning set faith in Section 7.3.

"UCC" means the Uniform Commercial Code as the same may, from  time  to  time, be in effect in the State of Colorado; provided however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in  effect  in  a jurisdiction other than the State of Colorado, the term "UCC" shall  mean  the  Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachments, perfection or priority and for purposes of definitions related to such provisions.

1.2.  Where applicable and except as otherwise defined herein, terms used in this Agreement shall have the meanings  assigned  to them in the UCC.

1.3.   In this Agreement, (i) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined ; and (ii) the captions and headings are for convenience  of reference only and shall not affect the construction  of this Agreement.

Section 2.   SECURITY INTEREST.

2.1. This Security Agreement is entered into in connection with the Notes.  Subject  to Section 7 below , all rights and priorities of each Secured Party, including the right of repayment under a Note, shall rank pari passu in all respects with the rights and priorities accorded the other Secured  Party under the other Notes.

2.2.  As security for the payment and performance of the Obligations, Debtor  hereby pledges, assigns , transfers, hypothecates and sets over to Secured Party, and hereby grants to Secured Party a security interest (hereinafter called "Security Interest") in and to all of its right, title and interest in, to and under all of the assets, prope1iies and rights  of  Debtor,  including without limitation all personal and fixture property of Debtor of every kind and nature, wherever located , whether now owned or hereafter acquired or arising, including, without limitation, the following  (collectively  referred  to herein as the "Collateral"):

(a) all accounts, accounts receivable, contract rights, general  intangibles, chattel paper (whether tangible or electronic), notes, drafts, acceptances,  and  all  other debts, obligations and liabilities in whatever form owing to Debtor from any person, firm, corporation or other legal entity whether now existing or hereafter arising or acquired (collectively, "Accounts");

(b) all now owned or hereafter acquired and wherever located goods, merchandise and other personal property which are held for sale  or  lease  or  to  be furnished under contracts of service or held as raw materials, work in process or finished goods and supplies or materials used or consumed in Debtor 's business or used in connection with the manufacture, packing, shipping or advertising of such goods (collectively, "Inventory");

(c) all now existing or hereafter acquired machinery, equipment, furniture and fixtures, including replacements, substitutions, additions or accessions thereto , wherever located  (collectively, "Machinery and Equipment");

(d) all documents, policies and certificates of insurance and classes in action, whether  now or hereafter existing;

(e) all instruments, letters of credit (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and other investment property, and cash owned  by Debtor  or in which Debtor  has an interest, which now or hereafter  are at any time in possession or control of Secured Party or in transit by mail or carrier to or from Secured Party or in the possession of any third  party  acting  in  Secured  Party 's behalf ,  without  regard to whether Secured Party received  the same in  pledge,  for safekeeping, as agent for collection or transmission  or  otherwise  or  whether  Secured Party has conditionally  released the same;

(f) all books, records, ledger sheets and  other  records  relating  to  the foregoing;

(g) all customer lists, purchase orders, contract  rights,  trademarks,  trade names, copyrights, patents, processes, and all applications therefor, know-how,  trade secrets, confidential information , goodwill, assumed names, and all other intellectual prope1ty; and

(h) all proceeds, products , offspring, rents and profits of the foregoing, including,  without limitation,  proceeds of insurance.

2.3.  This Agreement shall create a continuing security interest in the Collateral, which shall remain in effect until terminated  in accordance with Section 15 hereof.

2.4.  Secured Party acknowledges and agree that the Security Interest granted herein shall be subordinate to the LSQ Facility and further agree to execute all documents necessary or desirable to memorialize this subordination.

Section 3.       FINANCING STATEMENTS.
At the request of Secured Party, Debtor will execute such financing statements, continuation statements, notices and other documents with respect to the Collateral pursuant to the Uniform Commercial Code and otherwise as Secured Party  may  request, in form satisfactory  to Secured Party, and Debtor will pay the cost of filing the same in all public offices where filing  is reasonably necessary.

Section 4. REPRESENTATIONS AND W ARRANTIES .  DEBTOR REPRESENTS  AND WARRANTS TO SECURED PARTY THAT:

4.1.  Debtor is a corporation duly organized, validly existing and  in  good  standing under the law of the jurisdiction of its incorporation and has all requisite power and authority to execute, deliver and perform  its obligations  under this Agreement.

4.2.  The execution, delivery and performance by Debtor of this Agreement have been duly authorized by all necessary corporate action  of Debtor,  and this Agreement  constitutes  the legal, valid and binding obligation of Debtor, enforceable against Debtor in accordance with its terms.

4.3.  No authorization, consent, approval, license,  exemption  of,  or  filing  or registration with, any governmental authority or agency, or approval or consent  of  any  other Person, is required for the due execution,  delivery  or performance  by Debtor of this Agreement.

4.4.  The execution, performance and delivery of this Agreement, the Notes, and the transactions contemplated thereby  are  not  and  will not  be in conflict  with, or result in a  breach of, or constitute a default  under,  any provision of any  of the organizational  documents of Debtor or any contract, agreement, mortgage, trust or other indenture to which Debtor is a party or is bound, or by any order, rule, regulation or law of any jurisdiction  binding on Debtor

4.5   Debtor is the sole and complete owner of  the  Collateral,  and  has  good  and marketable  title to the Collateral, free from any  Lien except for Permitted Liens.

Section 5.  COVENANTS. So long as any of the Obligations remain unsatisfied, Debtor agrees that:

5.1.  Debtor shall appear in and defend any action, suit or proceeding  which may affect to a material extent its title to, or right or interest in, or Secured Party' right or interest in, the Collateral, and shall do and perform all reasonable acts that may be necessary and appropriate to maintain , preserve and protect the Collateral.

5.2.  Debtor shall comply in all material respects with all laws, regulations  and ordinances relating in a material way to the possession , operation, maintenance and control of the Collateral.

5.3.  Debtor shall give prompt written  notice to each Secured  Party (and in any event  not later than 30 days following any change described below  in  this  subsection)  of:  (i)  any change in its name, (ii) any changes in, additions to or other modifications of its trade names and trade styles, and (iii) any changes in its identity  or structure  in any  manner  which  might  make any financing statement filed hereunder  incorrect  or misleading.

5.4.  Debtor will not sell or otherwise dispose of, or offer  to sell or otherwise  dispose  of, the Collateral or any interest therein except for (i) sales  and  leases  of  inventory  in  the ordinary course of business, (ii) the use of cash and cash equivalents (including securities) in the ordinary course of business and  (iii) so long as no default  has occurred  and is continuing  under this Agreement or the Note, sales or other dispositions of obsolescent  items  of  equipment consistent  with past practices .

5.5.  Debtor shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any security interest in or lien on the Collateral, except for the security interest and liens created in favor of Secured Party under this Agreement and except  for  Permitted  Liens.  Debtor  shall  defend  the same against all claims  and  demands of all persons at any time claiming the same or any interests in any of the Collateral  adverse to Secured Party.

5.6.  Debtor shall maintain and preserve its corporate existence, its rights to transact business and all other rights, franchises and privileges necessary or  desirable  in  the  normal course of its business and operations and the ownership of the Collateral,  except  in connection  with any transactions expressly  permitted  by the Note.

Section 6.  EVENTS OF DEFAULT. Any of the following events which shall occur and be continuing shall constitute  an "Event of Default":

6.1.   Debtor shall fail to pay on the date due all or any of the Obligations.

6.2.  An Event of Default under any Note.

6.3.  Any material representation or warranty by Debtor  under  or in c01mection  with this Agreement or the Notes shall prove to have been incorrect in  any  material  respect  when made or deemed made.

6.4.  Any material misstatement or misrepresentation in any document provided  by Debtor  or Debtor's representative to Secured  Party or Secured  Party' representative.

6.5.  A failure of Secured Party to have a valid and enforceable  perfected  security interest  in the Collateral  prior to all Persons except for the Permitted Liens.

6.6.  If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal, state or foreign law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Debtor shall (a) commence a voluntary case or proceeding; (b) consent to the entry of an order for relief against Debtor, in an involuntary case; (c) consent to the appointment of a trustee, receiver, assignee , liquidator or similar official; (d) make  an  assignment  for  the  benefit  of Debtor 's creditors;  (e) admit in writing Debtor' s inability  to pay its debts as they  become due; or (f) if a court  of competent  jurisdiction  enters  an order  or decree  under  any Bankruptcy Law that (i) is for relief against Debtor in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Debtor or a substantial portion of  Debtor's  properties,  or  (iii) orders the liquidation of Debtor, and in each case the order or decree is not dismissed within 60 days.

6.7. Debtor shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), (ii) suspend its operations other than in the ordinary course of  business, or (iii) take any corporate action to authorize any of the  actions  or  events  set  forth  above  in  this Section 6.

Section 7.  REMEDIES.

7.1.  Upon the occurrence and continuance of any Event of  Default,  Secured  Party, acting through the Secured Agent, may declare any of the Obligations to be immediately due and payable and shall have, in addition to all other rights and remedies  granted  to  it  in  this Agreement,  all rights and remedies  of a secured  party under the UCC and other applicable laws.

7.2.  The Collateral shall be applied first to the payment of the reasonable costs and expenses of Secured Party in exercising or enforcing their rights hereunder and in collecting or attempting to collect any of the Collateral; and second to the payment of the Obligations. Any surplus thereof that exists after payment and performance in full of the Obligations shall  be promptly  paid  over  to  Debtor  or  otherwise  disposed  of  in  accordance  with the  UCC  or other applicable law. Debtor shall remain liable to Secured Party, as the case may  be,  for  any  deficiency that exists after any sale or other disposition or collection of Collateral. All payments hereunder shall be made pro-rata  based on the Secured  Party' relative participation  in the Loans.

7.3  The remedies  described in this Section 7 only shall  be exercised  by an agent acting on behalf of Secured Party, who shall be selected  by the mutual consent of the Secured Party (the "Secured Agent"). The Debtor shall not be obligated to take any action under this Section 7, unless the Secured Agent requests such action. The Secured Party shall  be bound  by the actions, commitments and agreements of Secured Agent, and shall, upon request by the Secured Agent, enter into such agreements or sign such other documents or instruments that the Secured Agent deems appropriate or necessary in the exercise of the Secured Party  rights hereunder.   Secured Party agree to bring no claim  or proceeding,  whether in law or equity, against  the Secured  Agent for such agent's  actions hereunder.

Section 8.   NOTICES. All notices or other communications hereunder shall be in writing (including by facsimile transmission) and mailed , sent or delivered to the respective party hereto at or to their respective addresses or facsimile numbers set forth below their names on the signature pages hereof, or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other party hereto. All such notices and other communications shall be effective (i) if delivered by hand, when delivered ; (ii) if sent by mail, upon the earlier of the date of receipt or five business days after deposit in the mail, first class; and (iii) if sent by facsimile transmission, when sent.

Section 9.   SECURITY ONLY. This Agreement and the grant of the Security Interest shall not be deemed in any way to constitute a payment or satisfaction of all or any part of the Obligations. Notwithstanding anything to the contrary appearing in the Agreement, the Security Interest is granted and assigned to the Secured Party by way of collateral security only and, accordingly, each Secured Party by its acceptance hereof shall not be deemed to have assumed or become liable for any of the obligations or liabilities of Debtor arising with respect to any of the Collateral, whether provided for by the terms thereof, arising by operation of law, or otherwise. Debtor hereby acknowledges that Debtor remains liable thereunder to the same extent as though this Agreement had not been made.

Section 10.  INDEMNITY. Debtor agrees to defend, indemnify and hold harmless each Secured Party and their respective officers, employees, and agents against (a) all obligations, demands , claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and (b) all losses or reasonable expenses in any way suffered, incurred , or paid by each Secured Party as a result of or in any way arising out of, following or consequential to transactions between each Secured Party and  Debtor  under this Agreement, the Note or any other indebtedness, obligation or liability of Debtor to each Secured Party (including without limitation , reasonable attorneys fees and expenses), except for losses  arising  from  or arising out of any Secured  Party's negligence or misconduct.

Section 11.  No WAIVER; CUMULATIVE REMEDIES.  No failure on the part of Secured Party or Secured Agent to exercise, and no delay in exercising, any right, remedy , power or privilege hereunder  shall  operate  as a  waiver  thereof,  nor shall  any  single  or  partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right , remedy , power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive  of any rights, remedies, powers  and  privileges  that  may  otherwise be available to Secured Party.

Section 12.  BINDING EFFECT.   This  Agreement  shall  be binding  upon , inure  to the  benefit  of and  be enforceable  by Debtor, Secured  Party and their respective successors and assigns .

Section 13.  GOVERNING LAW. This Agreement shall be  governed  by,  and  construed  in accordance with, the law of the State of Colorado, except as required by mandatory provisions  of law and to the extent the validity or perfection of the security interests hereunder, or the remedies hereunder, in respect of any Collateral are governed by the law of a jurisdiction  other  than Colorado.

Section 14.  ENTIRE  AGREEMENT;  AMENDMENT.  This  Agreement  contains   the   entire agreement of the party with respect to the subject matter  hereof and shall not be amended  except  by the written agreement of Debtor and a majority  in interest  of the outstanding  principal  amount of the Notes.

Section 15.  SEVERABILITY. Whenever possible, each provision of this Agreement  shall  be interpreted  in such manner  as to  be effective and  valid  under all applicable  laws and regulations. If , however, any provision of this Agreement  shall  be prohibited  by or  invalid  under  any such law or regulation in any jurisdiction, it shall, as to such jurisdiction,  be  deemed  modified  to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness  of such provisions in any other  jurisdiction.

Section 16.   COUNTERPARTS . This Agreement may be delivered by facsimile and may be executed in any number of counterparts and by different party hereto in separate counterparts, each which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 17.  TERMINATION. Upon payment and performance in full of all  Obligations,  this Agreement shall terminate and Secured Party shall promptly execute and deliver to Debtor such documents and instruments reasonably requested by Debtor as shall be necessary to evidence termination  of all security  interests given by Debtor to Secured  Party hereunder.

[signature page follows]

IN WITNESS WHEREOF, the party hereto have duly executed this Security Agreement as of the date first above written.

DEBTOR:

VirtualArmour International Inc

By: /s/ Todd Kannegieter
Todd Kannegieter, Chief Executive Officer
Address: 8085 S. Chester St., Suite 108 Centennial, CO 80112

SECURED PARTY:

By:  /s/ Christopher T. Blisard
Name: Christopher T. Blisard
Address: